(d)(1)(xiv)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2013

ING Partners, Inc.

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Ladies and Gentlemen:

For the Adviser, Initial, Service Class and Service 2 Class shares, Directed Services LLC (the “Adviser”) agrees to waive, from May 1, 2013 through May 1, 2014, all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of ING Invesco Comstock Portfolio, formerly known as ING Invesco Van Kampen Comstock Portfolio, a series of ING Partners, Inc., shall be as follows:

	Maximum Operating Expense Ratios (as a percentage of average net assets)
Series	Adviser Class	Initial Class	Service Class	Service 2 Class
ING Invesco Comstock Portfolio (formerly, ING Invesco Van Kampen Comstock Portfolio)	1.31%	0.81%	1.06%	1.21%

The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

Directed Services LLC

		By:	/s/ Todd Modic
Todd Modic
Vice President

Accepted:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Partners, Inc.